Press Release

COWEN ANNOUNCES PLANNED CEO SUCCESSION

Jeffrey M. Solomon Named Chief Executive Officer Effective December 27, 2017

Peter A. Cohen to Remain Chairman

NEW YORK, NY — December 1, 2017 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) today announced that, pursuant to the Company’s succession plan, its Board of Directors appointed Jeffrey M. Solomon as the Company’s next Chief Executive Officer, effective December 27, 2017. Mr. Solomon is currently Cowen’s President. Peter A. Cohen, Chairman and Chief Executive Officer of Cowen since 2009 and founder of its predecessor firm, Ramius Capital, will remain the Company’s Chairman.

Mr. Cohen said, “The new year will mark my 50th anniversary in the industry and will also be Cowen’s 100th year anniversary. We have transformed Cowen over the last eight years, through a series of acquisitions and organic initiatives, into an organization that has a solid foundation with tremendous growth opportunities. It is the right time for Jeff, a close and trusted partner of mine for 28 years, to take the reins. I’ve always valued his focus and vision as well as his integrity, tenacity and energy. The Board and I have great confidence that Jeff will do a terrific job leading Cowen to higher levels.”

“Founding Ramius Capital in 1994, growing it into a multi billion dollar alternative investment manager, acquiring Cowen in 2009, and leading the combined organization has been a privilege and great source of pride to me,” added Mr. Cohen. “Jeff’s new responsibilities enable me to focus my attention on creating additional value for all of our stakeholders as well as broadening and deepening the firm’s key relationships.”

Mr. Solomon said, “It is an honor to lead Cowen and our exceptional employees as the next CEO. I have been extremely fortunate to work alongside Peter for almost three decades. Peter is one of the great business minds in our industry. He successfully guided the Company through a period of historic change, reshaped the organization and reenergized our client franchise.”

Added Mr. Solomon, “Today, we find ourselves again at an important period where market forces are changing our industry. Our platform has a lot of momentum, making it an exciting time to further distinguish Cowen by positioning ourselves for the opportunities and challenges ahead. I look forward to continuing my partnership with Peter as Chairman and working closely with him as well as our management team and colleagues to advance Cowen’s mission of delivering outperformance for our clients, employees and shareholders.”

About Cowen Inc.
Cowen Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management through its two business segments: Cowen Investment Management and its affiliates make up the Company’s alternative investment segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s broker-dealer segment. Cowen Investment Management provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide. For additional information, visit www.cowen.com.

Media Contacts:
Cowen
Lynda Caravello
646-562-1676
lynda.caravello@cowen.com

Gagnier Communications
Dan Gagnier
646-569-5897
dg@gagnierfc.com

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